Exhibit 99.1

            Viad Corp Announces It Will Repurchase up to an
                    Additional One Million Shares


    PHOENIX--(BUSINESS WIRE)--Aug. 8, 2007--Viad Corp (NYSE:VVI) today announced its intent to repurchase up to an additional one million shares of common stock of the corporation, from time to time at prevailing market prices.

    This is in addition to the company's previous announcements pursuant to existing authorizations by its board of directors to repurchase up to an aggregate of two million shares of common stock, of which the company has already repurchased 1,934,000 shares, and an existing authorization to repurchase common stock for the purpose of replacing common stock issued upon exercise of stock options and in connection with other stock compensation plans.

    Viad Corp is an S&P SmallCap 600 company. Major operating companies include GES Exposition Services of Las Vegas,
Exhibitgroup/Giltspur of Chicago, Brewster Inc. of Banff, Alberta, Canada, and Glacier Park, Inc. of Phoenix. For more information, visit the company's Web site at www.viad.com.


    CONTACT: Viad Corp, Phoenix
             Carrie Long, 602-207-2681 (Investor Relations) clong@viad.com